EXHIBIT 10.35

C. Jeffrey Knittel Transportation Finance

     AMENDED AND RESTATED EMPLOYMENT AGREEMENT by and among CIT Group Inc. a Delaware corporation (the "Company") and C. Jeffrey Knittel (the "Executive") dated as of the 7th day of May 2008.

     WHEREAS, the Company and the Executive entered into an Employment Agreement dated August 1, 2004 (the “Agreement”);

     WHEREAS, the Company and the Executive entered into a Revised Amendment Agreement, dated November 28, 2007 (the "Amendment Agreement"), to the Agreement;

     WHEREAS, the Company and the Executive wish to amend and restate the Agreement to reflect the Amendment Agreement and to amend the definition of "Change of Control";

     WHEREAS, the Company desires to continue to employ the Executive in accordance with the following terms and conditions, and the Executive desires to be so employed.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1. Effective Date. The "Effective Date" shall mean September 1, 2004.

     2. Term. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on December 31, 2008 (the "Term"). This Employment Agreement and the Term may be extended for one (1) or more additional periods by written agreement signed by the parties hereto at any time prior to the end of the term in effect. The Company or the Executive, as applicable, shall give notice no later than thirty (30) days before the end of the Term (or extended term) of its or his intent not to extend the Agreement.

     3. Terms of Employment.

          (a) Position and Duties.

               (i) During the Term (A) the Executive shall serve as President –Transportation Finance with such authority, duties and responsibilities as are commensurate with such position and as may be consistent with such position, reporting to the Chief Executive Officer of the Company or such other officer as designated by the Chief Executive Officer of the Company, and (B) the Executive's services shall be performed at the location such services were performed immediately prior to the Effective Date.

               (ii) During the Term, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Term, it shall not be a violation of this Agreement for the Executive to serve on civic or charitable boards or committees, or manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

          (b) Compensation.

               (i) Base Salary. During the Term, the Executive shall receive an annual base salary ("Annual Base Salary") of no less than the rate of the Executive's base salary on the date immediately prior to the Effective Date. During the Term, the Annual Base Salary shall be reviewed at the time that the salaries of all of the executive officers of the Company are reviewed. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. Annual Base Salary shall be payable as earned during the Term at such time and in such manner consistent with the Company’s payroll practices for other senior executives, unless otherwise deferred in accordance with the terms of the CIT Group Inc. Deferred Compensation Plan, as amended (the "DCP").

               (ii) Annual Bonus. For each complete calendar year during the Term, the Executive shall be entitled to a bonus pursuant to the Company's incentive plans and programs ("Annual Bonus"). Executive's target bonus for the first complete year during the Term shall be 100% of his Annual Base Salary ("Target Bonus"). Notwithstanding paragraph 3(b)(v) hereof, the Target Bonus in subsequent years of the Term shall not be less than the amount set forth in the previous sentence. Annual Bonuses, if any, shall be paid not later than March 15 of the calendar year following the calendar year to which they relate, unless otherwise deferred in accordance with the terms of the DCP.

               (iii) Incentive Awards.

               A. During the Term, the Executive shall be eligible to participate in annual and long-term incentive plans applicable to comparable executives of the Company.

               (iv) Other Benefits. During the Term, the Executive shall be entitled to participate in all employee pension, welfare, perquisites, fringe benefit, and other benefit plans, practices, policies and programs generally applicable to comparable executives of the Company in substantially comparable positions as the Executive. In addition, the Executive shall be entitled to continued participation in any supplemental and/or excess retirement plans available to similarly situated executives of the Company, and in the Company's Executive Retirement Plan, and retiree medical and life insurance plans in which the Executive was participating on the date of this Agreement during the Term, at economic levels at least equal to the levels of

Executive's participation in such plans or programs as of the date immediately prior to the Effective Date.

               (v) Modifications. The Company may at any time or from time to time amend, modify, suspend or terminate any bonus or incentive compensation or employee benefit plans or programs provided hereunder for any reason and without the Executive's consent; provided that, without the Executive's consent, the Company may not reduce the aggregate value of the employee benefit plans or programs provided to the Executive hereunder unless such reduction is consistent with reductions affecting similarly situated employees of comparable rank of the Company.

               (vi) Expense Reimbursement. During the Term, the Executive shall be entitled to receive prompt reimbursement for all expenses incurred by the Executive in accordance with the Company's expense reimbursement policies. Reimbursement shall be made as soon as practicable after a request for reimbursement is received by the Company, but in no event later than the last day of the calendar year next following the calendar year in which such expense was incurred. Additionally, neither the provision of in-kind benefits nor the reimbursement of expenses in any one calendar year shall affect the level or amount of in-kind benefits to be provided, or the expenses eligible for reimbursement, in any other calendar year. The Executive’s right to reimbursement under this Section 3(b)(vi) is not subject to liquidation or exchange for another benefit.

               (vii) Vacation. During the Term, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company as in effect with respect to the senior executives of the Company.

     4. Termination of Employment. For purposes of this Agreement, the terms "terminate," "terminated" and "termination" mean a termination of the Executive’s employment that constitutes a "separation from service" within the meaning of the default rules of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

          (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Term. If the Company determines in good faith that the Disability of the Executive has occurred during the Term (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 11(a) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

          (b) Cause. The Company may terminate the Executive's employment during the Term for Cause. For purposes of this Agreement, "Cause" shall mean:

               (i) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Chief Executive Officer of the Company or such other officer as designated by the Chief Executive Officer which specifically identifies the manner in which the Chief Executive Officer or his designee believes that the Executive has not substantially performed the Executive's duties, or

               (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or its affiliates, or

               (iii) conviction of a felony or guilty or nolo contendere plea by the Executive with respect thereto; or

               (iv) a material breach of Section 8 of this Agreement.

For purposes of this provision, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board with respect to such act or omission or upon the instructions of the Chief Executive Officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

          (c) Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean in the absence of a written consent of the Executive:

               (i) the assignment to the Executive of any duties materially inconsistent with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) of this Agreement, provided that a promotion shall not be Good Reason, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

               (ii) any material failure by the Company to comply with any of the provisions of Section 3(b) of this Agreement, other than failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; or

               (iii) the Company's requiring the Executive to be based at any office or location more than 50 miles from that provided in Section 3(a)(i)(B) hereof; or

               (iv) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

               (v) the failure of the Company to offer to renew this Agreement on the terms and conditions (including payment of Annual Base Salary and participation in incentive plan and benefit programs) at least as favorable as in the final year of the Executive's last Employment Agreement, unless, at the time of a failure to renew this Employment Agreement, the Executive has reached the age of 65 and can be lawfully required to retire; or

               (vi) any failure by the Company to comply with and satisfy Section 10(b) of this Agreement.

          (d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(a) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

          (e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be; (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination; and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

     5. Obligations of the Company upon Termination.

          (a) Good Reason; Other Than for Cause. If, during the Term, the Company shall terminate the Executive's employment other than for Cause or the Executive shall terminate employment for Good Reason:

               (i) the Company shall pay to the Executive in cash the aggregate of the following amounts:

               A. in a lump sum within 10 days after the Date of Termination, the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, and (2) the product of (x) the Severance Bonus defined below and (y) a fraction, the numerator of which is the number of days in the calendar year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365, in each case to the extent not theretofore paid. For purposes of this Agreement, the term "Severance Bonus" means the greater of (I) the Executive's average Annual Bonus over the two calendar years preceding the Date of Termination and (II) the Executive's Target Bonus. For the purpose of calculating the Executive's average Annual Bonus hereunder, $186,667 shall be the Executive's Annual Bonus for 2002; and

               B. the sum of (1) the greater of (x) the Annual Base Salary payable for the remainder of the Term after the Date of Termination, or (y) the product of 2 times the Annual Base Salary, and (2) the product of 2 times the Executive's Severance Bonus, which amount shall be payable in accordance with Executive's normal payroll periods immediately prior to the Date of Termination in equal installments for a period of 2 years, subject to compliance with Section 8 of this Agreement; and

               (ii) all restrictions on restricted stock held by the Executive shall lapse and all outstanding unvested stock options, stock appreciation rights, tandem options, tandem stock appreciation rights, performance shares, performance units, or any similar equity share or unit held by the Executive shall vest immediately. Notwithstanding any provision regarding an earlier termination of stock options set forth in any stock option or other agreement, the stock options referred to in this Section 5(a)(ii) shall terminate and have no force or effect upon the earlier of (x) two (2) years after a termination of employment for Good Reason or Other Than for Cause or (y) the expiration of the option term as defined in the applicable stock option agreement, provided that any such extension of the post-termination exercise period shall not extend the maximum term during which any such option may be exercised beyond the earlier of its original expiration date or 10 years from the original date of grant; and

               (iii) subject to compliance with Section 8, continued benefit coverage which permits the Executive to continue to receive, for 2 years from the Date of Termination, at the Company's expense, life insurance and medical, dental and disability benefits at least comparable to those provided by the Company on the Date of Termination, provided that the Executive shall not receive such life insurance, medical, dental or disability benefits, respectively, if the Executive obtains other employment that provides for such benefit(s); provided further that, to the extent that reimbursable medical and dental care expenses constitute deferred compensation for purposes of Section 409A of the Code, the Company shall reimburse the medical and dental care expenses by no later than the last day of the calendar year next following the calendar year in which such expenses are incurred; and

               (iv) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliates in accordance with the terms and normal procedures of each such plan, program, policy or practice; and

               (v) to the extent permitted by applicable law, the Executive shall be credited with two additional years of age and service credit under all relevant Company retirement plans (including qualified, supplemental and excess plans, including without limitation the Company's Executive Retirement Plan and New Executive Retirement Plan, and, for the purpose of clarity, to the extent the Executive is a participant in the cash balance arrangement under the Company's Retirement Plan, the cash balance account will be increased as if the Executive had received two additional years of contributions based upon the Executive's compensation as of the Date of Termination); provided that the payment provisions (or the Executive’s elections, if applicable) under the applicable Company nonqualified retirement plan will apply for purposes of determining the time and form of payment of the retirement benefits resulting from the crediting of the Executive with an additional two years of age and service credit hereunder; and

               (vi) the Company shall provide the Executive with outplacement services, not to exceed a reasonable cost, until the Executive accepts new employment; provided that outplacement services shall not be provided to Executive beyond the last day of the second calendar year following the calendar year which contains the Executive’s Date of Termination.

Notwithstanding anything herein to the contrary, in the event of the Executive’s termination of employment under the circumstances described in Section 4(c)(v) hereof, it is expressly understood that payment of the amounts described in this Section 5(a) in such circumstances shall only be made upon the actual termination of the Executive’s employment with the Company during the Term.

          (b) Cause; Other than for Good Reason. If the Executive's employment shall be terminated for Cause or the Executive terminates his employment without Good Reason during the Term, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive an amount equal to the amount described in clause (1) of Section 5(a)(i)(A) above and timely payment or provision of the benefits set forth in Section 5(a)(iv) above, in each case to the extent theretofore unpaid.

          (c) Death. If the Executive's employment is terminated by reason of the Executive's death during the Term, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for (i) payment of a lump sum cash amount equal to the Executive's Annual Base Salary as in effect at the time of the Executive's death, (ii) payment of the amount set forth in Section 5(a)(i)(A) above; and (iii) timely payment or provision of the benefits set forth in Section 5(a)(iv) above. In addition, all restrictions on restricted stock held by the Executive shall lapse and all outstanding unvested stock options, stock appreciation rights, tandem options, tandem stock appreciation rights, performance shares, performance units, or any similar equity share or unit held by the Executive shall vest immediately. The payments provided for in subsections (i) and (ii) of this Section 5(c) shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.

          (d) Disability. If the Executive's employment is terminated by reason of the Executive's Disability, this Agreement shall terminate without further obligations to the Executive, other than for (i) payment of a cash amount equal to the Executive's Annual Base Salary as in effect at the time of the Executive's Disability, which shall be paid in equal installments over 12 months in accordance with Executive’s normal payroll periods in effect immediately prior to the Date of Termination, (ii) payment of the amount set forth in Section 5(a)(i)(A) above (payable to the Executive in a lump sum in cash within 10 days of the Date of Termination); and (iii) timely payment or provision of the benefits set forth in Section 5(a)(iv)

above. In addition, all restrictions on restricted stock held by the Executive shall lapse and all outstanding unvested stock options, stock appreciation rights, tandem options, tandem stock appreciation rights, performance shares, performance units, or any similar equity share or unit held by the Executive shall vest immediately. To the extent permitted by applicable law and in accordance with the Company's Long-Term Disability plan, the Executive shall continue to accrue age and service credit through retirement for purposes of the Company's qualified and nonqualified retirement plans.

          (e) Retirement. If the Executive's employment is terminated by reason of his retirement under the terms of the applicable Company retirement plan during the Term, this Agreement shall terminate without further obligations to the Executive other than for (i) payment of the amount set forth in Section 5(a)(i)(A) above (payable to the Executive in a lump sum in cash within 30 days of the Date of Termination) and (ii) timely payment or provision of the benefits set forth in Section 5(a)(iv) above.

          (f) Non-exclusivity of Rights. Except as specifically provided, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliates and for which the Executive may qualify, nor, subject to Section 11(e), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or its affiliates. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company or its affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. As used in this Agreement, the terms "affiliated companies" and "affiliates" shall include any company controlled by, controlling or under common control with the Company.

     6. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code, if the Executive prevails on any material claim made by the Executive and disputed by the Company under this Agreement; provided that the Executive’s costs and expenses shall be reimbursed not later than the last day of the calendar year following the calendar year in which the costs and expenses were incurred.

     7. Certain Additional Payments by the Company. If at any time for any reason any payment or distribution (a "Payment") by the Company or any other person or entity to or for the benefit of the Executive is determined to be a "parachute payment" (within the meaning of Section 280G(b)(2) of the Code), whether paid or copayable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with or arising out of his employment with the Company or a change in ownership or excise tax imposed by Section 4999 of the Code (the "Excise Tax"), within a reasonable period of time after such determination is reached the Company shall pay to the Executive an additional payment (the Gross-Up Payment") in an amount such that the net amount retained by the Executive, after deduction of any Excise Tax on such Payment and any federal, state or local income or employment tax or other taxes and Excise Tax on the Gross-Up Payment, shall equal the amount of such Payment (including any interest or penalties with respect to any of the foregoing). All determinations concerning the application of the foregoing shall be made by a nationally recognized firm of independent accountants (together with legal counsel of its choosing), selected by the Company after consultation with the Executive (which may be the Company's independent auditors), whose determination shall be conclusive and binding on all parties. The fees and expenses of such accountants and counsel shall be borne by the Company. If the accounting firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with an opinion that the Executive has substantial authority not to report any Excise Tax on his Federal income tax return. In the event the Internal Revenue Service assesses the Executive an amount of Excise Tax in excess of that determined in accordance with the foregoing, the Company shall pay to the Executive an additional Gross-Up Payment, calculated as described above in respect of such excess Excise Tax, including a Gross-Up Payment in respect of any interest or penalties imposed by the Internal Revenue Service with respect to such excess Excise Tax. Gross-Up Payments (including any additional Gross-Up Payments) shall be paid not later than the last day of the calendar year following the calendar year in which the Executive remits the Excise Tax to the proper tax authority.

     8. Confidentiality and Competitive Activity.

          (a) The Executive acknowledges that he has acquired and will continue to acquire during the Term confidential information regarding the business of the Company and its respective affiliates. Accordingly, the Executive agrees that, without the written consent of the Board, he will not, at any time, disclose to any unauthorized person or otherwise use any such confidential information. For this purpose, confidential information means nonpublic information concerning the financial data, business strategies, product development (and proprietary product data), customer lists, marketing plans, and other proprietary information concerning the Company and its respective affiliates, except for specific items which have become publicly available other than as a result of the Executive's breach of this agreement. Notwithstanding the foregoing, nothing herein shall prevent Executive from responding to lawful subpoenas or court orders without the Company's prior written consent; provided, that the Executive shall have given the Company prior written notice of any such subpoena or court order promptly following receipt thereof.

          (b) During the time that the Executive is employed by the Company under this Agreement and then for one year after the date of termination of the employment of the Executive for any reason, the Executive will not, without the written consent of the Board, directly or indirectly (A) knowingly engage or be interested in (as owner, partner, stockholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business in the United States which is in competition with any line of business actively being conducted on the Date of Termination by the Company, and (B) disparage or publicly criticize the Company or any of its affiliates. Nothing herein, however, will prohibit the Executive from acquiring or holding not more than one percent of any class of publicly traded securities of any such business; provided that such securities entitle the Executive to not more than one percent of the total outstanding votes entitled to be cast by securityholders of such business in matters on which such securityholders are entitled to vote.

          (c) During the time that the Executive is employed by the Company under this Agreement and then for two years after the Date of Termination of the employment of the Executive for any reason, the Executive will not, without the written consent of the Board, directly or indirectly, hire any person who was employed by the Company or any of its subsidiaries or affiliates (other than persons employed in a clerical or other non-professional position) within the six-month period preceding the date of such hiring, or solicit, entice, persuade or induce any person or entity doing business with the Company and its respective affiliates, to terminate such relationship or to refrain from extending or renewing the same.

          (d) The Executive hereby acknowledges that the provisions of this Section 8 are reasonable and necessary for the protection of the Company and its respective affiliates. In addition, he further acknowledges that the Company and its respective affiliates will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, the Executive agrees that, in addition to any other relief to which the Company may be entitled, the Company will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining him from an actual or threatened breach of such covenants. In addition, and without limiting the Company's other remedies, in the event of any breach by the Executive of such covenants, the Company will have no obligation to pay any of the amounts that continue to remain payable to the Executive after the date of such breach under Section 5 hereof.

     9. Change of Control.

          (a) Contract Extension. In the event of a Change of Control during the Term, the Term shall be extended to the second anniversary of the Change of Control (such two year period, the "Change of Control Extension Period").

          (b) Special Payment. If the Executive's employment is terminated without Cause or by the Executive for Good Reason during the Change of Control Extension Period, the Executive will receive the compensation and benefits already required under the provisions of this Agreement, other than under Section 5(a)(i)(B), and, in lieu of the payments set forth in Section 5(a)(i)(B), the Executive will receive 2.5 times the sum of the Executive's Annual Base Salary and the Severance Bonus (the "Special Payment"), payable in a lump sum within 30 days after the Date of Termination, if the Change of Control is also a "change in control event" within the meaning of the default rules of the final regulations promulgated under Section 409A(a)(2)(A)(v) of the Code, and if the Change of Control is not a "change in control event" within the meaning of the default rules of the final regulations promulgated under Section

409A(a)(2)(A)(v) of the Code, the payments contemplated by Section 5(a)(i)(B) shall be made in payroll installments in the manner contemplated by such section.

          (c) No Plan Modification. In the event of a Change of Control during the Term, Section 3(b)(v) shall not be effective.

          (d) Change of Control Defined. For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if:

               (i) any "Person" (as defined below) becomes the "Beneficial Owner" (as defined below), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company's then outstanding securities; or

               (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommend; or

               (iii) there is consummated a merger or consolidation of the Company or any subsidiary with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, more than fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company's then outstanding securities; or

               (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

For this purpose, (A) "Person" shall mean any person, entity or "group" within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) a person or group as used in Rule 13d-1(b) under the Exchange Act; and (B) "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

     10. Successors.

     (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

     (b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     11. Miscellaneous.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to principles of conflict of laws. The parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the States of New York or New Jersey in any action or proceeding brought with respect to or in connection with this Agreement. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Executive:

          At the most recent home address on file for the Executive at the Company;

          If to the Company:

          1 CIT Drive
           Livingston, New Jersey 07039

          Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

          (b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (c) The Company may withhold from any amounts payable under this Agreement such Federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

          (d) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4 of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

          (e) From and after the Effective Date, this Agreement shall supersede the Retention Agreement and any other employment, severance or change of control agreement between the parties or severance or change of control plan, program or policy of the Company covering the Executive with respect to the subject matter except as expressly provided herein.

          (f) Notwithstanding anything herein to the contrary, if, at the time of the Executive’s termination of employment with the Company, the Executive is a "specified employee" within the meaning of Section 409A of the Code, as determined under the Company’s established methodology for determining specified employees, then, solely to the extent necessary to avoid the imposition of additional taxes, penalties or interest under Section 409A of the Code, any payments to the Executive hereunder which provide for the deferral of compensation, within the meaning of Section 409A of the Code, and which are scheduled to be made as a result of the Executive’s termination of employment during the period beginning on the date of the Executive’s Date of Termination and ending on the six-month anniversary of such date shall be delayed and not paid to the Participant until the first business day following such sixth month anniversary date, at which time such delayed amounts will be paid to the Executive in a cash lump sum (the "Catch-up Amount"). If payment of an amount is delayed as a result of this Section 11(f), such amount shall be increased with interest from the date on which such amount would otherwise have been paid to the Executive but for this Section 11(f) to the day prior to the date the Catch-up Amount is paid. The rate of interest shall be the short term federal rate applicable under Section 7872(f)(2)(A) of the Code for the month in which occurs the date of the Executive’s Date of Termination. Such interest shall be paid at the same time that the Catch-up Amount is paid. If the Executive dies on or after the date of the Executive’s Date of Termination and prior to the payment of the Catch-up Amount, any amount delayed pursuant to this Section 11(f) shall be paid to the Executive’s estate, together with interest, within 30 days following the Executive’s death. Notwithstanding the foregoing, neither the Company nor any of its employees or representatives shall have any liability to the Executive with respect to the application of this Section 11(f).

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors and the Company have caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

By:	/s/ C. Jeffrey Knittel
C. Jeffrey Knittel

CIT GROUP INC.

By:	/s/ Robert J. Ingato Robert J. Ingato